Exhibit 10.1
August 3, 2025

Dear James:

On behalf of the Board of the Directors of Ultra Clean Holdings, Inc. (the “Company”, such Board of Directors, the “Board”), I am pleased to extend to you an offer to join the Company as Chief Executive Officer, reporting directly to the Board.

You will also be appointed to the Board as a director, effective as of the start date of your employment as the Chief Executive Officer of the Company, with an initial term expiring on the date of the Company’s 2026 annual meeting of stockholders, or until your earlier death, resignation or removal in accordance with the Company’s bylaws.

Your start date will be determined upon your acceptance of this offer, which we anticipate will be on or about September 2, 2025. This position will be at our corporate offices located in Hayward, California. We are pleased to offer you a highly competitive compensation package that reflects the significant responsibilities of this role, and our commitment to attracting exceptional leadership talent. The Company is aware that you are engaged in those activities listed on Exhibit A hereto and expressly approves your continued participation in those activities during your employment hereunder.

Base Salary. Your annual base salary will be $710,000, payable bi-weekly in accordance with the Company’s regular payroll practices, and in accordance with applicable state and federal laws.

Management Bonus. You will be eligible for the management bonus plan, which includes an initial target payout of 105% of your base salary on an annualized basis. The payout amount will be based upon performance metrics established by the Compensation and People Committee of the Board (“Compensation Committee”). For your first year of employment, your bonus will be prorated based on your actual start date.

Sign-On Bonus. You will receive a one-time sign-on cash bonus in the amount of $600,000. If your employment with the Company terminates as a result of your termination for Cause or as a result of your resignation without Good Reason within the first 12 months of employment, you agree to repay 100% of the sign-on bonus amount. Any required repayment must be made within 30 days following your termination date. The Company may offset any repayment obligation against amounts otherwise owed to you, including final wages or severance payments.

Equity Compensation. You will receive an initial equity grant consisting of: (i) one-time sign-on grant of restricted stock units of the Company (“RSUs”) valued at $2,000,000; and (ii) 2025 annual equity grant valued at $3,000,000, consisting of 45% RSUs and 55% performance stock units (“PSUs), which will be prorated based on your actual start date. All equity grants are subject to the terms and conditions set forth in our Amended and Restated Stock Incentive Plan. All RSUs will vest over a three (3) year period, with equal parts vesting on each anniversary of your start date. All PSUs will vest at the end of a 3-year performance period, in accordance with the vesting criterion set forth in the Company’s PSU award program established by the Compensation Committee.

Severance Benefits. In the event your employment is terminated by the Company without Cause or by you for Good Reason, then, subject to your compliance with the terms and conditions set forth in the Company’s policy on Severance Benefits for Executive Officers, as amended through the date hereof (the “Severance Policy”, attached hereto), you will be entitled to the severance benefits as set forth in the Severance Policy.

Change in Control Severance. You and the Company will enter into a Change in Control Severance Agreement (the “CIC Severance Agreement”) in the form attached hereto.

Cause and Good Reason. For the purposes of the Severance Policy and CIC Severance Agreement, the following definitions of “Cause” and “Good Reason” shall apply:

“Cause” means: (A) you are convicted of, or plead guilty or no contest to, (i) a felony or (ii) a misdemeanor involving moral turpitude; (B) you engage in any act of fraud or material dishonesty in connection with your employment; (C) you materially breach any written agreement with the Company; (D) you commit any material violation of a written Company policy that has been provided to you; or (E) you willfully fail, refuse or neglect to perform the services reasonably required of your position at the Company; provided, however, that notwithstanding the foregoing, with respect to clauses (C), (D) and (E) above, unless the condition is incapable of remedy by its nature or otherwise, your termination will not be for Cause unless the Company (x) notifies you in writing of the existence of the condition which the Company believes constitutes Cause within 60 days of the Company becoming aware of the existence of such condition (which notice specifically identifies such condition), (y) gives you at least 10 days following the date on which you receive such notice (and prior to termination) in which to remedy the condition, and (z) if you do not remedy such condition within such period, actually terminates your employment within 15 days after the expiration of such remedy period (and before you remedy such condition).

“Good Reason” means: (A) a reduction of your then-existing annual base salary (other than in connection with an action affecting a majority of the executive officers of the Company not to exceed 25%); (B) relocation of the principal place of your employment to a location that is more than 50 miles from the principal place of your employment immediately prior to the date of such change; or (C) a material reduction in the your authority, duties or responsibilities; provided, however, that notwithstanding the foregoing, your termination will not be for Good Reason unless you (x) notify the Company in writing of the existence of the condition which you believe constitutes Good Reason within 60 days of the initial existence of such condition (which notice specifically identifies such condition), (y) gives the Company at least 10 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (z) if the Company does not remedy such condition within such period, actually terminate employment within 15 days after the expiration of such remedy period (and before the Company remedies such condition).

Other Benefits. As a regular, full-time employee working at least twenty hours per week, you will be eligible to participate in our group healthcare plans (including medical, dental, vision, flexible spending accounts, life, and short- & long-term disability plans) starting the first of the month following your date of hire. Effective immediately, you will be eligible to elect participation in our 401(k) Savings Plan, with an employer match commencing after 6-months of employment. You will also be eligible to elect participation in our Non-Qualified Deferred Compensation Plan as well as our Employee Stock Purchase Plan (“ESPP”) (the ESPP enrollment window occurs twice annually).

Your compensation as the Company’s Chief Executive Officer will be reviewed annually and on an interim basis from time-to-time by the Compensation Committee, and any changes to your compensation will be recommended to the Board by the Compensation Committee. Your compensation will next be reviewed by the Compensation Committee in April 2026 and appropriate adjustments will be made at that time.

Your employment will be “at will”, meaning either you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice. The same policies and procedures applicable to all employees of the Company will also apply to you.

Enclosed is a copy of our Non-Disclosure and Confidentiality Agreement (“Confidentiality Agreement”) for your review and signature. Employees of the Company work with and/or develop information for the Company’s benefit that is considered confidential in nature. All employees must agree not to use or disclose any such confidential information for the benefit of anyone or any entity other than the Company. By signing this Confidentiality Agreement, you agree to keep confidential any and all information about the Company.

Although we do not anticipate that any disputes will arise concerning your employment, the Company wishes to resolve any dispute that might arise in a fair and efficient manner. With this in mind, the Company requires employees to resolve any disputes that may arise with the Company through binding arbitration pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and the arbitrator shall be selected from a list of neutral arbitrators provided by JAMS in accordance with its rules. Arbitration shall be the exclusive means through which you or the Company may seek relief in connection with a dispute, except that either party may seek interim equitable relief from a court in connection with a dispute concerning unfair competition or misappropriation of trade secrets.

This offer of employment is contingent upon your ability to present proof of your eligibility to work in the United States within 3 working days of your first day of work. This offer of employment is also contingent upon your successful completion of a pre-employment background screening and pre-employment drug test.

Please sign and date this offer of employment and return a copy to me no later than August 4, 2025, together with the signed original of the CIC Severance Agreement and the Confidentiality Agreement.

Please feel free to contact me at (510) 576-4600 or via email at cgranger@uct.com with any questions you may have. We are extremely excited about having you join the Company, and each and every one of us is looking forward to working with you.

Sincerely,

/s/ Clarence Granger
Clarence Granger
Chairperson of the Board of Directors and duly authorized signatory

ACCEPTANCE

I accept the terms of employment set forth in this letter.

Signature:	/s/ James Xiao	Date:	August 4, 2025
James Xiao

EXHIBIT A

Approved Outside Activities

Member, Board of Directors, Kateeva, Inc.